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Exhibit 10(29)

EMPLOYMENT AGREEMENT

        This Employment Agreement ("Agreement") is entered into as of this    day of                        ,            , by and between Harrah's Operating Company, Inc. ("Company") and                        ("Executive").

        The Company and Executive agree as follows:

        1.    Employment.    The Company hereby employs Executive as                        .

        2.    Duties.    During the term of this Agreement ("active employment"), Executive shall devote substantially all of his working time, energies, and skills to the benefit of the Company's business. Executive agrees to serve the Company diligently and to the best of his ability, and to follow the policies and directions of the Company.

        3.    Compensation.    Executive's compensation and benefits during his active employment shall be as follows:

          (a)    Base Salary.    Beginning                        , the Company shall pay Executive a base salary ("Base Salary") of $                        per year, which will be reviewed annually by the Company during the term of this Agreement in accordance with its compensation practices regarding senior executives. Executive's Base Salary shall be paid biweekly in accordance with the Company's normal payroll schedule. All payments shall be subject to Executive's chosen benefit deductions and the deduction of payroll taxes and similar assessments as required by law.

          (b)    Bonus.    In addition to the Base Salary, Executive shall be eligible for an annual bonus in accordance with the Company's bonus plan.

        4.    Insurance and Benefits.    Executive will be eligible to participate in each employee benefit plan and receive each executive benefit that the Company provides for its senior executives, in accordance with the applicable plan rules.

        5.    Term.    The term of this Agreement shall be for four (4) years, beginning on                        , and ending                         .

        6.    No Cause Termination/Non-Renewal of Agreement.    The Company may terminate Executive's active employment at any time without cause upon thirty (30) days' prior written notice ("no cause termination"). The Company also, in its sole discretion, may elect not to renew this Agreement upon its expiration ("non-renewal of Agreement"). In the event of such termination without cause or non-renewal by the Company, Executive shall be entitled only to the salary and benefits set forth below after the termination date unless otherwise specified in this Agreement.

Benefits	Benefit Termination Date
Base Salary (rate as of Separation Date)	Eighteen (18) months (78 weeks) ("Salary Continuation Period") from last day worked ("Separation Date").
PTO and Service Credit	Separation Date (accrued PTO will be paid within thirty (30) days of Separation Date)
Use of Credit Cards	Separation Date.
Bonus—Payment Eligibility
(i) Eligible for prior year bonus if terminated during payment year but prior to payment; (ii) eligible for prorated bonus for current year if in job for more than six (6) months and separation occurs after June 30; (iii) not eligible for bonus for year following Separation Date.

Group Health	End of Salary Continuation Period. Eighteen (18) month COBRA rights period for health insurance will commence on Separation Date. (See also paragraph 10)
Retaining Existing Stock Options for Vesting and Other Rights
Annual options continue to vest and can be exercised through the end of Salary Continuation Period. Exercise of vested annual options after Salary Continuation Period per plan rules. Accelerated vesting of all annual options if Change of Control (as defined in paragraph 11) occurs during Salary Continuation Period
Eligibility for New Restricted Stock or New Stock Options	Separation Date.
TARSAP II
Next potential vesting installment of TARSAP II, after Separation Date, if the installment is earned will vest for Executive (all, part, or none) at the CEO's and HRC's discretion. If a Change in Control as defined in Executive's Severance Agreement occurs during Salary Continuation Period, Executive will only be entitled to the next potential vesting installment of TARSAP II not otherwise earned. Unvested shares at the end of Salary Continuation are forfeited.
Use of Financial Counseling per Plan Provisions	End of Salary Continuation Period. The maximum remaining benefit shall be annual benefit remaining as of Separation Date.
Savings and Retirement Plan Deduction (Active Participation)	Separation Date.
Deferred Compensation Plan (DCP)	Separation Date. DCP distribution date will commence when Salary Continuation ends, in accordance with plan and as selected by Executive previously.
Employee Supplemental Savings Plan (ESSP) (Active Participation)	Separation Date. ESSP distribution date will commence when Salary Continuation ends, in accordance with plan and as selected by Executive previously.

        7.    Death of Executive.    Upon the death of Executive during his active employment, his salary and all rights and benefits hereunder will terminate, and his estate and beneficiary(ies) will receive the benefits to which they are entitled under the terms of the Company's benefit plans and programs by reason of a participant's death during employment, including the applicable rights and benefits under the Company's stock plans. Under the Stock Option Plan, upon death fifty percent (50%) of the unvested annual stock options, if any, will vest, and the other fifty percent (50%) of the unvested annual stock options will terminate. All earned PTO will also be paid to Executive's estate. If Executive dies during the Salary Continuation Period, all of the provisions of the previous sentence apply except that the remaining salary continuation will be paid in a lump sum to Executive's estate.

        8.    Termination by Company for Cause.    The Company shall have the right to terminate Executive's active employment for cause. All salary and benefits shall cease, except COBRA rights and as otherwise provided in applicable benefit plans. All earned PTO will be paid to Executive. Termination for cause shall be effective immediately upon notice sent or given to Executive. For purposes of this Agreement, the term "cause" shall mean: (i) conviction of any crime that materially discredits the Company or is materially detrimental to the reputation or goodwill of the Company; (ii) being found unsuitable for a gaming license or having a gaming license denied or revoked by any gaming regulatory authority in the states of Arizona, California, Colorado, Illinois, Indiana, Iowa, Kansas, Louisiana, Mississippi, Missouri, Nevada, New Jersey, New York, and North Carolina; (iii) commission of any material act of fraud or dishonesty against the Company, or commission of an immoral or unethical act that materially reflects negatively on the Company, or engaging in willful misconduct; (iv) material breach of Executive's obligations under paragraph 2 of this Agreement, as so determined by the Board of Directors; and (v) Executive's (a) willful and material violation of, or noncompliance with, any securities laws or stock exchange listing rules, including, without limitation, the Sarbanes-Oxley Act of 2002, provided that such violation or noncompliance resulted in material economic harm to the Company, or (b) a final judicial order or determination prohibiting Executive from service as an officer pursuant to the Securities and Exchange Act of 1934 or the rules of the New York Stock Exchange. Executive shall first be provided with written notice of the claim(s) against him under the above provisions and given a reasonable opportunity (not to exceed thirty (30) days) to cure, if possible, and to contest said claim(s) before the Board of Directors.

        9.    Voluntary Termination/Notice Period.    Executive may terminate this Agreement voluntarily at any time and for any or no reason during its term upon thirty (30) days' prior written notice to the Company, except as specified in this paragraph. If Executive is going to work or act in competition with the Company as described in paragraph 13 of this Agreement, Executive must give the Company six (6) months' prior written notice of his intention to do so. The written notice provided by Executive shall specify the last day to be worked by Executive ("Separation Date"), which Separation Date must be at least thirty (30) days or six (6) months (as appropriate) after the date the notice is received by the Company. Unless otherwise specified herein, or in writing executed by both parties, Executive shall not receive any of the benefits provided in this Agreement after the Separation Date set forth in his written notice except for applicable rights and benefits that apply to employees generally upon termination of employment.

        10.    Certain Health Insurance Benefits.    If (i) Executive reaches the age of fifty (50) and, when added to his number of years of continuous service with the Company, including any period of salary continuation, the sum of his age and years of service equals or exceeds sixty-five (65), and at any time after the occurrence of both such events Executive's employment is terminated pursuant to paragraph 6 above; or (ii) Executive reaches the age of fifty-five (55) and has attained ten (10) years of continuous service with the Company, including any period of salary continuation, and at any time after the occurrence of both such events Executive's employment terminates for any reason other than by the Company for "Cause" as described in paragraph 6 above, Executive and his then-eligible dependents shall be entitled to participate in the Company's group health insurance plan, as amended from time to time by the Company, after Executive's Separation Date or the end of the Salary Continuation Period, as applicable, for the remainder of Executive's life ("Life Coverage Period"). During the Life Coverage Period, Executive shall pay twenty percent (20%) of the current premium (revised annually) on an after-tax basis each quarter, and the Company shall pay eighty percent (80%) of said premium on an after-tax basis, which contribution will be imputed income to Executive. As soon after the Separation Date as Executive becomes eligible for Medicare coverage, the Company's group health insurance plan shall become secondary to Medicare.

        If Executive engages in any of the activities described in paragraph 13(a) below, during the Life Coverage Period, the entitlement of Executive and his then-eligible dependents to participate in the Company's group health insurance plan shall terminate automatically, without any further action or notice by either party, subject to applicable COBRA rights, which shall commence on the Separation Date. If Executive engages in any of the activities described in said paragraph 13(a)(i) in a business which does not compete with the Company or any of its subsidiaries during the Life Coverage Period, the Company's group health insurance plan shall become secondary to any primary health insurance plan or coverage made available to Executive by that business.

        Executive also shall receive the benefits and be bound by the provisions of this paragraph 10 if a Change in Control, as defined in Executive's Severance Agreement, occurs during Executive's active employment and if the Severance Agreement is in force when the Change of Control occurs.

        11.    Change in Control.    If a Change in Control, as defined in Executive's Severance Agreement, occurs during Executive's active employment, and if the Severance Agreement is in force when the Change in Control occurs, then the Severance Agreement supersedes and replaces this Agreement, except paragraph 10. If, prior to a Change in Control (as defined above), Executive's active employment has been terminated for any reason by either party or this Agreement is not renewed by the Company, then Executive's Severance Agreement terminates automatically.

        12.    Disability.    If Executive becomes disabled (as defined below) prior to the termination of his active employment or the non-renewal of this Agreement, he will be entitled to apply at his option for the Company's long-term disability benefits. If he is accepted for such benefits, then the terms and provisions of the Company's benefit plans and the programs (including the Company's Stock Option and Restricted Stock Plans) that are applicable in the event of such disability of an employee shall apply in lieu of the salary and benefits under this Agreement, except that he will be entitled to the lifetime group insurance benefits described in paragraph 10. If Executive is disabled so that he cannot perform his duties (as reasonably determined by the Human Resources Committee (HRC)), then the Company may terminate his duties under this Agreement. For purposes of this Agreement, disability will be the inability of Executive, with or without reasonable accommodation, to perform the essential functions of the job. In such event, he will receive eighteen (18) months salary continuation (offset by any long term disability benefits to which he is entitled), together with all other benefits, and during such period of salary continuation any stock options and restricted stock grants then in existence will continue in force for vesting purposes. Executive, if disabled, shall also be eligible for lifetime health benefits as if he has completed the eligibility requirements of paragraph 10 and at the rates set forth in paragraph 10. However, during such period of salary continuation for disability, Executive will not be eligible to participate in the annual bonus plan, nor will he be eligible to receive stock option or restricted stock grants or any other long-term incentive awards except to the extent approved by the HRC. After the eighteen (18) months of salary continuation has expired, per plan documents, fifty percent (50%) of any remaining unvested annual options, if any, will vest and the other fifty percent (50%) of the unvested annual options will terminate. All PTO will also be paid out.

        If Executive becomes disabled during the Salary Continuation Period, he will be entitled only to the salary and benefits described in paragraphs 6 and 10 above, for the periods set forth in those respective paragraphs.

        13.    Non-Competition.

          (a)    Non-Competition.    During Executive's active employment, and during the Salary Continuation Period described in paragraph 6 above, Executive:

            (i)    shall not engage in any activity, including development activity, whether as employer, proprietor, partner, stockholder (other than the holder of less than five percent (5%) of the stock of a corporation, the securities of which are traded on a national securities exchange or in the over-the-counter market), director, officer, employee, consultant or otherwise, in competition with (x) the casino, casino/hotel and/or casino/resort businesses conducted at the date hereof by the Company or any subsidiary or affiliate ("Company" for purposes of this paragraph 13) or (y) any casino, casino/hotel and/or casino/resort business in which the Company is substantially engaged at any time during the active employment period;

            (ii)   shall not solicit, in competition with the Company, any person who is a customer of the businesses conducted by the Company at the date hereof or of any business in which the Company is substantially engaged at any time during the term of this Agreement.

          (b)    Scope of Covenants; Remedies.    The following provisions shall apply to the covenants of Executive contained in this paragraph 13:

            (i)    the covenants contained in paragraphs (i) and (ii) of paragraph 13(a) shall apply within the United States, Canada and Mexico, plus any territories in which Company is actively engaged in the conduct of business while Executive is employed under this Agreement, including, without limitation, the territories in which customers are then being solicited;

            (ii)   without limiting the right of the Company to pursue all other legal and equitable remedies available for violation by Executive of the covenants contained in this paragraph 13, it is expressly agreed by Executive and the Company that such other remedies cannot fully compensate the Company for any such violation and that the Company shall be entitled to injunctive relief to prevent any such violation or any continuing violation thereof;

            (iii)  each party intends and agrees that if, in any action before any court or agency legally empowered to enforce the covenants contained in this paragraph 13, any term, restriction, covenant or promise contained therein is found to be unreasonable and accordingly unenforceable, then such term, restriction, covenant or promise shall be deemed modified to the extent necessary to make it enforceable by such court or agency.

        14.    Confidential Information.

          (a)   Executive's position with the Company will or has resulted in his exposure and access to confidential and proprietary information which he did not have access to prior to holding the position, which information is of great value to the Company and the disclosure of which by him, directly or indirectly, would be irreparably injurious and detrimental to the Company. During his term of employment and without limitation thereafter, Executive agrees to use his best efforts and to observe the utmost diligence to guard and protect all confidential or proprietary information relating to the Company from disclosure to third parties. Executive shall not at any time during and after his Separation Date, make available, either directly or indirectly, to any competitor or potential competitor of the Company or any of its subsidiaries, or their affiliates or divulge, disclose, communicate to any firm, corporation or other business entity in any manner whatsoever, any confidential or proprietary information covered or contemplated by this Agreement, unless expressly authorized to do so by the Company in writing.

          (b)   For the purpose of this Agreement, "Confidential Information" shall mean all information of the Company, its subsidiaries and affiliates, relating to or useful in connection with the business of the Company, its subsidiaries, affiliates, whether or not a "trade secret" within the meaning of applicable law, which at the time of Executive's initial employment is not generally known to the general public and which has been or is from time to time disclosed to or developed by Executive as a result of his employment with the Company. Confidential Information includes, but is not limited to the Company's product development and marketing programs, data, future plans, formula, food and beverage procedures, recipes, finances, financial management systems, player identification systems (Total Rewards), pricing systems, client and customer lists, organizational charts, salary and benefit programs, training programs, computer software, business records, files, drawings, prints, prototyping models, letters, notes, notebooks, reports, and copies thereof, whether prepared by him or others, and any other information or documents which Executive is told or reasonably ought to know that the Company regards as confidential.

          (c)   Executive agrees that upon separation of employment for any reason whatsoever, he shall promptly deliver to the Company all Confidential Information, including but not limited to, documents, reports, correspondences, computer printouts, work papers, files, computer lists, telephone and address books, rolodex cards, computer tapes, disks, and any and all records in his possession (and all copies thereof) containing any such Confidential Information created in whole or in part by Executive within the scope of his employment, even if the items do not contain Confidential Information.

          (d)   Executive shall also be required to sign a non-disclosure or confidentiality agreement. Such an agreement shall also remain in full force and effect, provided that, in the event of any conflict between any such agreement(s) and this Agreement, this Agreement shall control.

          (e)   This paragraph and any of its provision will survive Executive's separation of employment for any reason.

        15.    Injunctive Relief.    Executive acknowledges and agrees that the terms provided in paragraphs 13 and 14 are the minimum necessary to protect the Company, its affiliates and subsidiaries, its successors and assigns in the use and enjoyment of the Confidential Information and the good will of the business of the Company. Executive further agrees that damages cannot fully and adequately compensate the Company in the event of a breach or violation of the restrictive covenants (Confidential Information and Non-Competition) and that without limiting the right of the Company to pursue all other legal and equitable remedies available to it, that the Company shall be entitled to seek injunctive relief, including but not limited to a temporary restraining order, temporary injunction and permanent injunction, to prevent any such violations or any continuation of such violations for the protection of the Company. The granting of injunctive relief will not act as a waiver by the Company to pursue any and all additional remedies.

        16.    Post Employment Cooperation.    Upon the termination of his active employment, Executive will cooperate with, and provide information to, the Company in assuring an orderly transition of all matters being handled by him. Upon the Company providing reasonable notice to him, he will also appear as a witness at the Company's request and/or assist the Company in any litigation, bankruptcy or similar matter in which the Company or any affiliate thereof is a party; provided that the Company will defray any approved out-of-pocket expenses incurred by him in connection with any such appearance and that, if Executive is no longer receiving salary compensation from the Company, the Company will compensate him for all time spent, at either his then current compensation rate or his salary rate as of the Separation Date, whichever is higher. The Company agrees further to indemnify him as prescribed in his Indemnification Agreement and Article TENTH of the Certificate of Incorporation of Harrah's Entertainment, Inc.

        17.    Release.    Upon the termination of Executive's active employment, and in consideration of the receipt of the salary and benefits described in this Agreement, except for claims arising from the covenants, agreements, and undertakings of the Company as set forth herein and except as prohibited by statutory language, Executive will be required to sign an agreement forever and unconditionally waives, and releases Harrah's Entertainment, Inc., Harrah's Operating Company, Inc., their subsidiaries and affiliates, and their officers, directors, agents, benefit plan trustees, and employees ("Released Parties") from any and all claims, whether known or unknown, and regardless of type, cause or nature, including but not limited to claims arising under all salary, vacation, insurance, bonus, stock, and all other benefit plans, and all state and federal anti-discrimination, civil rights and human rights laws, ordinances and statutes, including Title VII of the Civil Rights Act of 1964 and the Age Discrimination in Employment Act, concerning his employment with Harrah's Operating Company, Inc., its subsidiaries and affiliates, and the cessation of that employment. The release does not waive his indemnification right.

        18.    General Provisions.

        Notices.    Any notice to be given hereunder by either party to the other may be effected by personal delivery, in writing, or by mail, registered or certified, postage prepaid with return receipt requested. Mailed notices shall be addressed to the parties at the addresses set forth below, but each party may change his or its address by written notice in accordance with this paragraph 18. Notices shall be deemed communicated as of the actual receipt or refusal of receipt.

If to Executive:
If to Company:	Harrah's Operating Company, Inc. One Harrah's Court. Las Vegas, Nevada 89119 Attn: General Counsel

        19.    Governing Law.    This Agreement shall be governed by the laws of the State of Nevada as to all matters, including but not limited to matters of validity, construction, effect and performance.

        20.    Jurisdiction.    Any judicial proceeding seeking to enforce any provision of, or based on any right arising out of, this Agreement or any agreement identified herein may be brought only in state or federal courts of the State of Nevada, and by the execution and delivery of this Agreement, each of the parties hereto accepts for themselves the exclusive jurisdiction of the aforesaid courts and irrevocably consents to the jurisdiction of such courts (and the appropriate appellate courts) in any such proceedings, waives any objection to venue laid therein and agrees to be bound by the judgment rendered thereby in connection with this Agreement or any agreement identified herein.

        21.    No Conflicting Agreement.    By signing this Agreement, Executive warrants that he is not a party to any restrictive covenant, agreement or contract, which limits the performance of his duties and responsibilities under this Agreement or under which such performance would constitute a breach.

        22.    Headings.    The paragraph and subparagraph headings are for convenience or reference only and shall not define or limit the provisions hereof.

        23.    Amendments.    Any amendments to this Agreement must be in writing and signed by both parties.

        24.    Binding Agreement.    This Agreement is binding on the parties and their heirs, successors and assigns.

        25.    Survival of Provisions.    The provisions of this Agreement shall survive any termination thereof if so provided herein and if necessary or desirable fully to accomplish the purposes of such provisions, including without limitation the rights and obligations of Executive under paragraphs 6, 13, 14, 15 and 16 hereof.

        IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

Harrah's Operating Company, Inc.
By:	[Name] [Title]
Executive

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  Exhibit 10(29)